Exhibit 99.(d7)

NOVATION OF MONEY MANAGER AGREEMENT

TIFF INVESTMENT PROGRAM

This Novation of the Money Manager Agreement (“Novation”) is entered into as of March 31, 2024 by and among Fundsmith, LLP, a limited liability partnership formed in England and Wales under the Limited Liability Partnerships Act 2000 (“Fundsmith”), Fundsmith Investment Services Limited, a private limited company authorized by the Financial Services Commission of Mauritius (“FISL”), and TIFF Investment Program, a Delaware statutory trust (the “Trust”) on behalf of its series, TIFF Multi-Asset Fund (the “Fund”).

WITNESSETH:

WHEREAS, the Trust has retained Fundsmith to furnish investment advisory and portfolio management services to the Fund pursuant to the Money Manager Agreement, dated September 30, 2015, by and between Fundsmith and the Trust on behalf of the Fund (the “Money Manager Agreement”);

WHEREAS, Fundsmith and FISL are registered with the Securities and Exchange Commission as investment advisers under the Investment Advisers Act of 1940, as amended;

WHEREAS, Fundsmith and FISL, agree that FISL be substituted for Fundsmith under the Money Manager Agreement in a transaction that does not result in a change of actual control or management of the adviser to the Trust in accordance with Rule 2a-6 under the Investment Company Act of 1940, as amended (the “1940 Act”), and is therefore not an “assignment” for purposes of Section 15(a)(4) of the 1940 Act; and

WHEREAS, the Fund agrees that FISL shall be substituted for Fundsmith under the Money Manager Agreement in such transaction; and

WHEREAS, Fundsmith desires to effect a novation of the Money Manager Agreement so that FISL is substituted for Fundsmith as a party to such agreement and Fundsmith is released from its obligations under the Money Manager Agreement, FISL desires to accept the novation thereof, and the Trust, on behalf of the Fund, desires to consent to such novation.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1.             Novation and Acceptance. Subject to the terms and conditions contained herein, Fundsmith hereby effects a novation of the Money Manager Agreement to substitute FISL for Fundsmith as a party to such agreement, and the Trust hereby consents to such Novation and hereby releases Fundsmith from all of its duties and obligations under the Money Manager Agreement, and FISL hereby accepts the Novation and hereby releases Fundsmith from all of its duties and obligations under the Money Manager Agreement and assumes all rights, duties and obligations of Fundsmith under the Money Manager Agreement.

2.             Term. The Novation shall become effective as of the date hereof and shall extend for so long as the terms specified in Section 11 of the Money Manager Agreement are satisfied or until terminated in accordance with the Money Manager Agreement.

3.             No Termination. Fundsmith and FISL hereby agree that the Novation shall not constitute an “assignment” of the Money Manager Agreement for purposes of Section 11 of the Money Manager Agreement or the 1940 Act, and that the Money Manager Agreement, as so novated, shall remain in full force and effect after the Novation.

4.             Technical Amendment. The parties agree that all references in the Money Manager Agreement to Fundsmith shall hereby be changed to FISL.

5.             Execution in Counterparts. This Novation Agreement may be executed in multiple counterparts and all counterparts so executed will constitute one and the same agreement binding on all of the parties.

IN WITNESS WHEREOF, the parties hereto have caused this Novation of the Money Manager Agreement to be signed by their respective officers thereunto authorized, as of the day and year first above written.

FUNDSMITH, LLP

By:	/s/ Mark Laurence
Name:	Mark Laurence
Title:	Partner

FUNDSMITH INVESTMENT SERVICES LIMITED

By:	/s/ Tom Armstrong
Name:	Tom Armstrong
Title:	Director

TIFF INVESTMENT PROGRAM, on behalf of the Fund

By:	/s/ Christian Szautner
Name:	Christian Szautner
Title:	Chief Legal Officer